                                                                   Exhibit 10.6


                                   AMENDMENT NO. 1
                                          TO
                         1992 STOCK PURCHASE AND OPTION PLAN
                       AMENDED AND RESTATED AS OF MARCH 5, 1997



              The first K-III Communications Corporation 1992 Stock Option and Purchase Plan (the "Plan") is hereby amended as follows:

    BY ADDING CLAUSE (C) SECTION 1 TO READ AS FOLLOWS:

              "(c) to provide incentives to members of the Board of Directors who are not employees of the Corporation or its Subsidiaries ("Non-Employee Directors")"; and

    BY AMENDING CLAUSE (J) OF SECTION 2 TO READ AS FOLLOWS:

              "(j) "Participant" means an Employee, a Non-Employee Director or other person having a relationship with the Corporation or any of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan"; and

    BY AMENDING CLAUSES (A) AND (B) OF SECTION 3 TO READ AS FOLLOWS

         "(a) The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee taken at a meeting or the action of all members of the Committee taken without a meeting by a writing signed by all members, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan to make rules for carrying out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basis purposes of the Plan.

         (b) The Committee may delegate to the Board of Directors its power and authority to designate and make Grants to Participants who are Non-Employee Directors and may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe; and

    BY AMENDING SECTION 4 AND 5 TO READ AS FOLLOWS:

         "4. The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors, or other person having a relationship
with the Corporation     or any of its Subsidiaries and in such form and having
such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement in a form approved by the Committee consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Corporation.

    5. From time to time, the Committee will determine the forms and amounts of Grants to Participants. Grants shall be subject to such terms and conditions, including without limitation, vesting and exercisability periods or restrictions, and the effect on a Grant of a termination or change in employment or service status of a Participant (including a termination or change by reason of a sale of a subsidiary or division of the Corporation), as the Committee may in its discretion determine. Such Grants may take the following forms in the Committee's sole discretion"; and

         Approved March 5, 1997 by the Board of Directors.